Exhibit 99.1

FOR IMMEDIATE RELEASE	GREENHUNTER ENERGY, INC.
RONALD H. WALKER APPOINTED TO
GREENHUNTER ENERGY BOARD OF DIRECTORS
GRAPEVINE, TEXAS, November 1, 2007 — GreenHunter Energy, Inc. announced today the appointment of Ron H. Walker as an Independent Director of the Company.
Prior to his retirement in 2001, Mr. Walker was a senior partner with Korn/Ferry International, the world’s largest executive search firm, for over 20 years. At Korn/Ferry, Mr. Walker’s client base included the Fortune 100 companies.
Mr. Walker’s extensive record of government services includes Special Assistant to the President of the United States from 1969 to 1972 where he was the founder and first director of the White House Advance Office. In this position, he was responsible for planning and coordinating all Presidential travel both domestic and international. Those visits included all 50 states and 25 countries. He personally directed the preparations for the President’s historic trips to the People’s Republic of China and Russia.
President Nixon appointed Mr. Walker the 8th Director of the National Park Service in December 1972 where he served until 1975. In this position, he was charged with the preservation and care of the country’s 300 National Park System areas encompassing 300 million acres of land. He administered a budget of $350 million and managed 15,000 employees who served the 230 million people that visit America’s parklands annually.
Mr. Walker previously served as a consultant to the White House Personnel Office. He has also served as a senior advisor to four Presidents and on Special Diplomatic assignments abroad. In addition, he has served as a senior advisor to nine Republican Conventions, highlighted by his Chairmanship and position of CEO of the 1984 Republican National Convention held in Dallas, Texas. At the request of President Ronald Reagan, he also chaired the 50th Presidential Inauguration.
Mr. Walker has served on numerous Boards, both public and private, including being a public sector member of the United States Olympic Committee (USOC), the National Collegiate Athletic Association (NCAA), Kennedy Center, Vice Chair of the President’s Council on Physical Fitness and Sports, past chairman of the Freedom’s Foundation at Valley Forge, the National Park Foundation, Grand Teton National Park Foundation, Ford’s Theatre, and Vice Chairman of the Bicentennial of the U.S. Constitution.

Commenting on the appointment of Ron Walker to the GreenHunter Energy Board of Directors, Mr. Gary C. Evans, Chairman and CEO stated, “I have had the pleasure of knowing Ron Walker for the past nine years, having served with him during this time period as fellow board members of another NASDAQ listed public company. Ron’s extensive work in governmental services, not only in the U.S., but also abroad, should prove beneficial to our Company’s business plan.”
GreenHunter Energy is focused on the renewable energy sectors of wind, solar, biofuels, and biomass power plants. Our assets consist of leases of real property for future development of wind energy projects located in Montana, New Mexico and California, a former waste oil and chemical refinery currently being converted to the nation’s largest biodiesel refinery located in Houston, Texas, and a biomass power plant located in El Centro, California. Headquartered in Grapevine, Texas, GreenHunter Energy was formed to be the first publicly traded renewable energy company that provides to investors a portfolio of diversified assets in the alternative energy sector.
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For Further Information Contact:
GreenHunter Energy, Inc.
Gary C. Evans
3129 Bass Pro Drive
Grapevine, TX 76051
Tel: (972) 410-1044
gevans@greenhunterenergy.com